Cooper Standard Reports Record 2017 Results

NOVI, Mich., February 15, 2018 -- Cooper-Standard Holdings Inc. (NYSE: CPS) today reported record results for the fourth quarter and full year 2017.

Fourth Quarter 2017 Highlights

•	Sales increased 7.1 percent to a record $937.9 million

•	Net income totaled $28.5 million or $1.53 per fully diluted share

•	Adjusted net income totaled $63.6 million or $3.42 per fully diluted share

•	Adjusted EBITDA totaled $131.2 million, up 26.4 percent year-over-year

•	Cash flow from operations totaled $208.9 million; free cash flow generated was $159.6 million

Full Year 2017 Highlights

•	Sales increased 4.2 percent to a record $3.62 billion

•	Strong net income of $135.3 million or $7.21 per fully diluted share

•	Adjusted net income totaled $208.0 million or $11.08 per fully diluted share

•	Adjusted EBITDA totaled $452.0 million, up 8.5 percent year-over-year

•	Cash flow from operations totaled $313.5 million; free cash flow generated was $126.7 million

“Cooper Standard had another outstanding year in 2017,” stated Jeffrey Edwards, Company chairman and CEO. “It was our best year ever in terms of employee safety and we set new all-time highs in sales, adjusted EBITDA and adjusted EBITDA margin. In addition, our progress in material science and product innovation and the establishment of our adjacent markets business are creating new and exciting opportunities for the future. Our outlook is positive and our global team of highly engaged employees remains focused on making further advancements toward world-class performance.”

During the fourth quarter 2017, Cooper Standard generated net income of $28.5 million, or $1.53 per diluted share on sales of $937.9 million. These results included a $33.5 million charge related to recent tax reform legislation in the United States. Adjusted EBITDA for the quarter was $131.2 million. These results compare to a net income of $31.1 million or $1.65 per diluted share and adjusted EBITDA of $103.8 million on sales of $875.4 million in the fourth quarter of 2016. The Company’s adjusted EBITDA margin for the fourth quarter 2017 was 14.0 percent compared to 11.9 percent in the fourth quarter 2016.

Fourth quarter 2017 net income excluding restructuring and other special items (“adjusted net income”) totaled $63.6 million, or $3.42 per diluted share, compared to $48.1 million, or $2.56 per diluted share in the fourth quarter 2016.

For the full year 2017, the Company reported net income of $135.3 million, or $7.21 per diluted share on sales of $3.62 billion. These results included the $33.5 million charge in the fourth quarter related to recent tax reform legislation in the United States. Adjusted EBITDA for the year was $452.0 million. By comparison, the Company reported net income of $139.0 million, or $7.42 per diluted share, and adjusted EBITDA of $416.7 million on sales of $3.47 billion in 2016. The Company’s adjusted EBITDA margin for 2017 was 12.5 percent compared to 12.0 percent in 2016.

Adjusted net income for the full year 2017 was $208.0 million or $11.08 per diluted share. This compares to adjusted net income of $194.9 million or $10.41 per diluted share in 2016.
Adjusted net income, adjusted EBITDA, adjusted EBITDA margin, adjusted earnings per share and free cash flow are non-GAAP measures. Reconciliations to the most directly comparable financial measures, calculated and presented in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”), are provided in the attached supplemental schedules.

Notable Developments

During the fourth quarter, Cooper Standard launched 42 new customer programs and was awarded $107.6 million in annual net new business. For the full year 2017, the Company’s annual net new business awards totaled $453.0 million, an increase of 13.8 percent compared to 2016.

New contract awards for the Company’s recent product innovations totaled $45.1 million in the quarter, including the Company’s fourth production contract for FortrexTM sealing products. Since the first quarter of 2016, contract awards for innovation products total $464.0 million. Commercialized innovation products include: MagAlloy™; ArmorHose™; ArmorHose™ TPV; Gen III Posi-LockTM; TP Microdense; and Fortrex™.
Fourth Quarter Operational Overview
Consolidated
Fourth quarter 2017 sales increased by $62.5 million or 7.1 percent compared to the fourth quarter of 2016. The year-over-year increase is largely attributable to favorable volume and mix, favorable foreign exchange and the net positive impact of acquisitions and divestitures, partially offset by customer price adjustments.
Fourth quarter adjusted EBITDA increased by $27.4 million or 26.4 percent compared to the fourth quarter of 2016. The year-over-year variance is primarily attributable to favorable volume and mix, lower compensation related expense, restructuring savings, and net material cost savings. These favorable items were partially offset by customer price adjustments and inflation.
North America
Cooper Standard’s North America segment reported sales of $479.4 million in the fourth quarter of 2017, an increase of 5.3 percent when compared to $455.3 million in sales recorded in the fourth quarter of 2016. The increase was primarily attributable to improved volume and mix, and the acquisition of AMI, partially offset by customer price adjustments.
North America segment profit was $65.2 million, or 13.6 percent of sales, in the fourth quarter of 2017. This compared to segment profit of $49.9 million, or 11.0 percent of sales in the fourth quarter of 2016. The increase was primarily attributable to lower compensation related expense, favorable volume and mix, improved supply chain performance and net material costs, the acquisition of AMI and foreign exchange. These favorable items were partially offset by customer price adjustments, investments in innovation, and inflation.

Europe
Cooper Standard’s Europe segment reported sales of $267.4 million in the fourth quarter of 2017 compared to $237.1 million in the fourth quarter of 2016. The increase was attributable to favorable volume and mix, and foreign exchange, partially offset by customer price adjustments.
The Europe segment reported a segment profit of $1.8 million in the fourth quarter of 2017, compared to a segment loss of $8.5 million in the fourth quarter of 2016. The year-over-year improvement was largely attributable to favorable volume and mix, and cost reductions related to restructuring, partially offset by customer price adjustments, commodity price pressure and inflation.
Asia Pacific
Cooper Standard’s Asia Pacific segment reported sales of $163.2 million in the fourth quarter of 2017, an increase of 1.9 percent compared to $160.2 million in the fourth quarter of 2016.
The Asia Pacific segment reported segment loss of $1.1 million in the fourth quarter of 2017, compared to segment profit of $3.1 million in the fourth quarter 2016. The year-over-year change was primarily attributable to fixed asset impairment charges, wage inflation and customer price adjustments, partially offset by improved supply chain performance and net material costs.
South America
Cooper Standard’s South America segment reported sales of $27.9 million in the fourth quarter of 2017 compared to $22.8 million in the fourth quarter of 2016. The increase was primarily attributable to favorable volume and mix.
The South America segment incurred a segment loss of $2.6 million in the fourth quarter of 2017 compared to a loss of $1.5 million in the fourth quarter of 2016. The year-over-year change is primarily attributable to expenses related to a tax amnesty program and foreign exchange, partially offset by improved operating efficiency and favorable volume and mix.
Liquidity and Cash Flow
At December 31, 2017, Cooper Standard had cash and cash equivalents totaling $516.0 million. Net cash provided by operating activities in the fourth quarter 2017 was $208.9 million compared to $181.7 million in the fourth quarter of 2016. Free cash flow (defined as net cash provided by operating activities minus capital expenditures) improved to $159.6 million in the fourth quarter of 2017 compared to $134.1 million in the fourth quarter of 2016. For the full year 2017, net cash provided by operating activities was $313.5 million compared to $363.7 million in 2016. Free cash flow for the full year 2017 was $126.7 million compared to $199.3 million in 2016.
In addition to cash and cash equivalents, the Company had $198.4 million available under its senior amended asset-based revolving credit facility (“ABL facility”) for total liquidity of $714.3 million at December 31, 2017.
Total debt at December 31, 2017 was $758.2 million compared to $762.9 million at December 31, 2016. Net debt (defined as total debt minus cash and cash equivalents) at December 31, 2017 was $242.3 million compared to $282.8 million at December 31, 2016. Cooper Standard’s net leverage ratio (defined as net debt divided by adjusted EBITDA) at December 31, 2017 was 0.5 times trailing 12 months adjusted EBITDA.

Outlook
The Company has issued 2018 full year guidance as follows:

Current Guidance
Sales	$3.55 - $3.60 billion
Adjusted EBITDA Margin[1]	12.7% - 13.3%
Capital Expenditures as a percent of sales	5.5% - 5.9%
Cash Restructuring	$25 - $35 million
Effective Tax Rate	20% - 24%
1 Adjusted EBITDA Margin is a non-GAAP financial measure. We do not provide guidance on net income margin. Full-year net income will include special items that have not yet occurred and are difficult to predict with reasonable certainty prior to year-end.

Conference Call Details
Cooper Standard management will host a conference call and webcast on February 16 at 9 a.m. ET to discuss its fourth quarter and full year 2017 results, provide a general business update and respond to investor questions.
To participate in the live question-and-answer session, callers in the United States and Canada should dial toll-free 800-949-4315 (international callers dial 678-825-8315) and provide the conference ID 95008496 or ask to be connected to the Cooper Standard teleconference. Callers should dial in at least five minutes prior to the start of the call. Financial and automotive analysts are invited to ask questions after the presentations are made.
The interactive webcast and slide presentation can be accessed live or in replay on the investor relations page of the Cooper Standard website at www.ir.cooperstandard.com/events.cfm.
About Cooper Standard
Cooper Standard, headquartered in Novi, Mich., is a leading global supplier of systems and components for the automotive industry. Products include rubber and plastic sealing, fuel and brake lines, fluid transfer hoses and anti-vibration systems. Cooper Standard employs approximately 32,000 people globally and operates in 20 countries around the world. For more information, please visit www.cooperstandard.com.
Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of U.S. federal securities laws, and we intend that such forward-looking statements be subject to the safe harbor created thereby. Our use of words “estimate,” “expect,” “anticipate,” “project,” “plan,” “intend,” “believe,” “forecast,” or future or conditional verbs, such as “will,” “should,” “could,” “would,” or “may,” and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements are based upon our current expectations and various assumptions. Our expectations, beliefs, and projections are expressed in good faith and we believe there is a reasonable basis for them. However, we cannot assure you that these expectations, beliefs and projections will be achieved. Forward-looking statements are not guarantees of future performance and are subject to significant risks, uncertainties and other factors that may cause actual results or achievements to be materially different from the future results or achievements expressed or implied by the forward-looking statements. Among other items, such factors may include: prolonged or material contractions in automotive sales and production volumes; our inability to realize sales represented by awarded business; escalating pricing pressures; loss of large customers or significant platforms; our ability to successfully compete in the automotive parts industry; availability and increasing volatility in costs of manufactured components and raw materials; disruption in our supply base; entering new markets;

possible variability of our working capital requirements; risks associated with our international operations; foreign currency exchange rate fluctuations; our ability to control the operations of our joint ventures for our sole benefit; our substantial amount of indebtedness; our ability to obtain adequate financing sources in the future; operating and financial restrictions imposed on us under our debt instruments; the underfunding of our pension plans; significant changes in discount rates and the actual return on pension assets; effectiveness of continuous improvement programs and other cost savings plans; manufacturing facility closings or consolidation; our ability to execute new program launches; our ability to meet customers’ needs for new and improved products; the possibility that our acquisitions and divestitures may not be successful; product liability, warranty and recall claims brought against us; laws and regulations, including environmental, health and safety laws and regulations; legal proceedings, claims or investigations against us; work stoppages or other labor disruptions; the ability of our intellectual property to withstand legal challenges; cyber-attacks or other disruptions in our information technology systems; the possible volatility of our annual effective tax rate; changes in our assumptions used for evaluation of deemed repatriation tax and the remeasurement of our deferred tax assets and liabilities, including as a result of IRS issuing guidance on the Tax Cuts and Jobs Act that may change our assumptions; the possibility of future impairment charges to our goodwill and long-lived assets; and our dependence on our subsidiaries for cash to satisfy our obligations.
You should not place undue reliance on these forward-looking statements. We undertake no obligation to publicly update or otherwise revise any forward-looking statement, whether as a result of new information, future events or otherwise, except where we are expressly required to do so by law.
This press release also contains estimates and other information that is based on industry publications, surveys and forecasts. This information involves a number of assumptions and limitations, and we have not independently verified the accuracy or completeness of the information.

CPS_F

Contact for Analysts:	Contact for Media:
Roger Hendriksen	Sharon Wenzl
Cooper Standard	Cooper Standard
(248) 596-6465	(248) 596-6211
roger.hendriksen@cooperstandard.com	sswenzl@cooperstandard.com

Financial statements and related notes follow:

COOPER-STANDARD HOLDINGS INC.
CONSOLIDATED STATEMENTS OF NET INCOME
(Dollar amounts in thousands except share and per share amounts)

	Quarter Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
	(Unaudited)	(Unaudited)	(Unaudited)
Sales	$937,914	$875,434	$3,618,126	$3,472,891
Cost of products sold	759,770	707,049	2,946,828	2,808,049
Gross profit	178,144	168,385	671,298	664,842
Selling, administration & engineering expenses	81,613	91,284	349,496	359,782
Amortization of intangibles	3,493	3,592	14,056	13,566
Impairment charges	10,493	1,273	14,763	1,273
Restructuring charges	6,917	12,563	35,137	46,031
Other operating loss	—	—	—	155
Operating profit	75,628	59,673	257,846	244,035
Interest expense, net of interest income	(10,324)	(11,528)	(42,112)	(41,389)
Equity in earnings of affiliates	1,784	2,054	5,519	7,877
Loss on refinancing and extinguishment of debt	—	(5,104)	(1,020)	(5,104)
Other expense, net	(3,858)	(2,070)	(7,133)	(10,659)
Income before income taxes	63,230	43,025	213,100	194,760
Income tax expense	34,269	11,009	74,527	54,321
Net income	28,961	32,016	138,573	140,439
Net income attributable to noncontrolling interests	(460)	(902)	(3,270)	(1,451)
Net income attributable to Cooper-Standard Holdings Inc.	$28,501	$31,114	$135,303	$138,988

Weighted average shares outstanding
Basic	17,815,292	17,671,669	17,781,272	17,459,710
Diluted	18,591,378	18,809,223	18,776,653	18,730,378

Earnings per share:
Basic	$1.60	$1.76	$7.61	$7.96
Diluted	$1.53	$1.65	$7.21	$7.42

COOPER-STANDARD HOLDINGS INC.
CONSOLIDATED BALANCE SHEETS
(Dollar amounts in thousands)

	December 31,
	2017	2016
Assets	(Unaudited)
Current assets:
Cash and cash equivalents	$515,952	$480,092
Accounts receivable, net	494,049	460,503
Tooling receivable	112,561	90,974
Inventories	170,196	146,449
Prepaid expenses	33,205	37,142
Other current assets	100,778	81,021
Total current assets	1,426,741	1,296,181
Property, plant and equipment, net	952,178	832,269
Goodwill	171,852	167,441
Intangible assets, net	69,091	81,363
Deferred tax assets	33,834	46,419
Other assets	71,952	68,029
Total assets	$2,725,648	$2,491,702
Liabilities and Equity
Current liabilities:
Debt payable within one year	$34,921	$33,439
Accounts payable	523,296	475,426
Payroll liabilities	123,090	144,812
Accrued liabilities	145,650	105,665
Total current liabilities	826,957	759,342
Long-term debt	723,325	729,480
Pension benefits	180,173	172,950
Postretirement benefits other than pensions	61,921	54,225
Deferred tax liabilities	9,511	9,241
Other liabilities	68,672	44,673
Total liabilities	1,870,559	1,769,911
7% Cumulative participating convertible preferred stock	—	—
Equity:
Common stock	18	17
Additional paid-in capital	512,815	513,934
Retained earnings	511,367	425,972
Accumulated other comprehensive loss	(197,631)	(242,563)
Total Cooper-Standard Holdings Inc. equity	826,569	697,360
Noncontrolling interests	28,520	24,431
Total equity	855,089	721,791
Total liabilities and equity	$2,725,648	$2,491,702

COOPER-STANDARD HOLDINGS INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollar amounts in thousands)

	Year Ended December 31,
	2017	2016	2015
	(Unaudited)
Operating Activities:
Net income	$138,573	$140,439	$111,770
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	124,032	109,094	100,535
Amortization of intangibles	14,056	13,566	13,892
Impairment charges	14,763	1,273	21,611
Share-based compensation expense	24,963	24,032	13,955
Equity in earnings, net of dividends related to earnings	(137)	(4,855)	(3,766)
Loss on refinancing and extinguishment of debt	1,020	5,104	—
Gain on divestitures and sale of investment in affiliate	—	—	(8,033)
Gain on remeasurement of previously held equity interest	—	—	(14,199)
Deferred income taxes	11,076	9,082	(2,698)
Other	1,286	1,591	725
Changes in operating assets and liabilities:
Accounts and tooling receivable	(26,428)	(579)	(72,546)
Inventories	(13,929)	6,651	12,848
Prepaid expenses	5,981	(7,010)	5,348
Accounts payable	11,415	70,066	61,063
Payroll and accrued liabilities	8,879	5,612	75,424
Other	(2,066)	(10,369)	(45,544)
Net cash provided by operating activities	313,484	363,697	270,385
Investing activities:
Capital expenditures	(186,795)	(164,368)	(166,267)
Proceeds from divestitures and sale of investment in affiliate	—	—	33,500
Acquisition of businesses, net of cash acquired	(478)	(37,478)	(34,396)
Investment in joint ventures	—	—	(4,300)
Cash from consolidation of joint venture	—	3,395	—
Other	(13,349)	185	5,069
Net cash used in investing activities	(200,622)	(198,266)	(166,394)
Financing activities:
Proceeds from issuance of long-term debt, net of debt issuance costs	—	393,060	—
Repayment and refinancing of term loan facility	—	(397,196)	—
Principal payments on long-term debt	(19,866)	(10,747)	(8,863)
Purchase of noncontrolling interest	—	—	(1,262)
Repurchase of common stock	(55,123)	(23,800)	—
Proceeds from exercise of warrants	2,373	2,810	9,277
Increase (decrease) in short term debt, net	10,683	(12,223)	(9,008)
Borrowings on long-term debt	—	—	151
Taxes withheld and paid on employees' share-based payment awards	(13,297)	(12,624)	(2,028)
Other	(297)	(2,196)	143
Net cash used in financing activities	(75,527)	(62,916)	(11,590)
Effects of exchange rate changes on cash and cash equivalents	(1,475)	(666)	18,572
Changes in cash and cash equivalents	35,860	101,849	110,973
Cash and cash equivalents at beginning of period	480,092	378,243	267,270
Cash and cash equivalents at end of period	$515,952	$480,092	$378,243

Non-GAAP Measures

EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted earnings per share and free cash flow are measures not recognized under U.S. GAAP and which exclude certain non-cash and special items that may obscure trends and operating performance not indicative of the Company’s core financial activities. Management considers EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted earnings per share and free cash flow to be key indicators of the Company’s operating performance and believes that these and similar measures are widely used by investors, securities analysts and other interested parties in evaluating the Company’s performance. In addition, similar measures are utilized in the calculation of the financial covenants and ratios contained in the Company’s financing arrangements and management uses these measures for developing internal budgets and forecasting purposes. EBITDA is defined as net income adjusted to reflect income tax expense, interest expense net of interest income, depreciation and amortization, and adjusted EBITDA is defined as EBITDA further adjusted to reflect certain items that management does not consider to be reflective of the Company’s core operating performance. Adjusted EBITDA margin is adjusted EBITDA presented as percentage of sales. Adjusted net income is defined as net income adjusted to reflect certain items that management does not consider to be reflective of the Company’s core operating performance. Adjusted earnings per share is defined as adjusted net income divided by the weighted average number of basic and diluted shares. Free cash flow is defined as net cash provided by operating activities minus capital expenditures and is useful to both management and investors in evaluating the Company’s ability to service and repay its debt.

When analyzing the Company’s operating performance, investors should use EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted earnings per share and free cash flow as supplements to, and not as alternatives for, net income, operating income, or any other performance measure derived in accordance with U.S. GAAP, and not as an alternative to cash flow from operating activities as a measure of the Company’s liquidity. EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted earnings per share and free cash flow have limitations as analytical tools and should not be considered in isolation or as substitutes for analysis of the Company’s results of operations as reported under U.S. GAAP. Other companies may report EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted earnings per share and free cash flow differently and therefore the Company’s results may not be comparable to other similarly titled measures of other companies. In addition, in evaluating adjusted EBITDA and adjusted net income, it should be noted that in the future the Company may incur expenses similar to or in excess of the adjustments in the below presentation. This presentation of adjusted EBITDA and adjusted net income should not be construed as an inference that the Company’s future results will be unaffected by special items. Reconciliations of EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted net income and free cash flow follow.

Reconciliation of Non-GAAP Measures
EBITDA and Adjusted EBITDA
The following table provides reconciliation of EBITDA and adjusted EBITDA from net income (unaudited):

	Quarter Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
	(dollar amounts in thousands)
Net income attributable to Cooper-Standard Holdings Inc.	$28,501	$31,114	$135,303	$138,988
Income tax expense	34,269	11,009	74,527	54,321
Interest expense, net of interest income	10,324	11,528	42,112	41,389
Depreciation and amortization	38,675	30,961	138,088	122,660
EBITDA	$111,769	$84,612	$390,030	$357,358
Restructuring charges	6,917	12,563	35,137	46,031
Impairment charges (1)	10,493	1,273	14,763	1,273
Settlement charges (2)	525	281	6,427	281
Foreign tax amnesty program (3)	1,502	—	4,623	—
Loss on refinancing and extinguishment of debt (4)	—	5,104	1,020	5,104
Secondary offering underwriting fees and other expenses (5)	—	—	—	6,500
Other	—	—	—	155
Adjusted EBITDA	$131,206	$103,833	$452,000	$416,702

Sales	$937,914	$875,434	$3,618,126	$3,472,891
Adjusted EBITDA Margin	14.0%	11.9%	12.5%	12.0%

(1)	Impairment charges related to fixed assets.

(2)	Non-cash settlement charges incurred related to certain of our non-U.S. pension plans.

(3)	Relates to indirect taxes recorded in cost of products sold.

(4)	Loss on refinancing and extinguishment of debt relating to the May 2017 amendment of the Term Loan Facility and the refinancing of our Term Loan Facility in 2016.

(5)	Fees and other expenses associated with the March 2016 secondary offering.

Adjusted Net Income and Adjusted Earnings Per Share
The following table provides reconciliation of net income to adjusted net income and the respective earnings per share amounts:
(Unaudited; Dollar amounts in thousands, except per share amounts)

	Quarter Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Net income attributable to Cooper-Standard Holdings Inc.	$28,501	$31,114	$135,303	$138,988
Restructuring charges	6,917	12,563	35,137	46,031
Impairment charges (1)	10,493	1,273	14,763	1,273
Settlement charges (2)	525	281	6,427	281
Foreign tax amnesty program (3)	1,502	—	4,623	—
Loss on refinancing and extinguishment of debt (4)	—	5,104	1,020	5,104
Secondary offering underwriting fees and other expenses (5)	—	—	—	6,500
Other	—	—	—	155
Tax impact of adjusting items (6)	(3,912)	(2,253)	(8,855)	(3,385)
Impact of U.S. tax reform (7)	33,484	—	33,484	—
Worthless security tax deduction (8)	(13,947)	—	(13,947)	—
Adjusted net income	$63,563	$48,082	$207,955	$194,947

Weighted average shares outstanding
Basic	17,815,292	17,671,669	17,781,272	17,459,710
Diluted	18,591,378	18,809,223	18,776,653	18,730,378

Earnings per share:
Basic	$1.60	$1.76	$7.61	$7.96
Diluted	$1.53	$1.65	$7.21	$7.42

Adjusted earnings per share:
Basic	$3.57	$2.72	$11.70	$11.17
Diluted	$3.42	$2.56	$11.08	$10.41

(1)	Impairment charges related to fixed assets.

(2)	Non-cash settlement charges incurred related to certain of our non-U.S. pension plans.

(3)	Relates to indirect taxes recorded in cost of products sold.

(4)	Loss on refinancing and extinguishment of debt relating to the May 2017 amendment of the Term Loan Facility and the refinancing of our Term Loan Facility in 2016.

(5)	Fees and other expenses associated with the March 2016 secondary offering.

(6)
Represents the elimination of the income tax impact of the above adjustments, by calculating the income tax impact of these adjusting items using the appropriate tax rate for the jurisdiction where the charges were incurred.

(7)	Tax impact of the transition tax on undistributed foreign earnings and the tax effect of adjusting deferred taxes for the Tax Cuts and Jobs Act enacted into law on December 22, 2017.

(8)	Discrete tax benefit recorded in Q4 2017.

Free Cash Flow

The following table defines free cash flow:
(Unaudited; Dollar amounts in thousands)

	Quarter Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Net cash provided by operating activities	$208,934	$181,652	$313,484	$363,697
Capital expenditures	(49,349)	(47,580)	(186,795)	(164,368)
Free cash flow	$159,585	$134,072	$126,689	$199,329